As filed with the Securities and Exchange Commission on February 14, 2002.

                 REGISTRATION STATEMENT NO. 333-_______________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ARMITEC, INC.
             (Exact name of Registrant as specified in its Charter)

           DELAWARE                                             22-2435595
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                                4479 Atlanta Road
                              Smyrna, Georgia 30080
                                 (404) 261-8944
           (Address of Principal Executive Office, including Zip Code)

                              Consulting Agreements
                            (Full Title of the Plans)

                      Mr. Bruce R. Davis, President and CEO
                                4479 Atlanta Road
                              Smyrna, Georgia 30080
                                  (404)261-8944
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:

                            Robert E. Altenbach, Esq.
                              Greenberg Traurig LLP
                                    Suite 400
                             3290 Northside Parkway
                             Atlanta, Georgia 30327
                                 (678) 553-2100



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


                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                Proposed
Title of        Amount       Proposed maximum   maximum          Amount of
securities to   to be        offering price     aggregate        registration
be registered   registered   per unit           offering price   fee
--------------------------------------------------------------------------------
Common Stock,
$0.00167 par
value           2,725,000    $0.075             $204,375         $18.39
================================================================================



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.       Plan Information.*

Item 2        Registrant Information and Employee Plan Annual Information.*

*Information required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

         The following documents filed by Armitec, Inc. (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the Commission on July 3, 2001;

         (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed with the Commission on July 5, 2001;

         (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001;

         (d) The Company's Amended Quarterly Report on Form 10-QSB/A filed with the Commission on August 28, 2001;

         (e) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed with the Commission on November 12, 2001;

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.


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


Item 4.       Description of Securities.

         Not applicable.

Item 5.       Interests of Named Experts or Counsel.

         Not applicable.

Item 6.       Indemnification of Directors and Officers.

         The Company has authority under Section 145 of the General Business Act of Delaware (the "DBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's Certificate of Incorporation permits indemnification of directors and officers to the fullest extent permitted by law.

         The DBCA provides in part that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person (a) conducted himself in good faith; (b) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify a person under the DBCA against judgments, penalties, (including excise and similar taxes) fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.


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

         The effect of these provisions is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against an officer or director for breach of fiduciary duty as an officer or director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States. The foregoing summary of the Company's Certificate of Incorporation, as amended, is qualified in its entirety by reference to the relevant provisions.

Item 7.       Exemption from Registration Claimed.

         Not applicable.

Item 8.       Exhibits.

         5.1      Opinion of Greenberg Traurig, LLP

         23.1     Consent of Braverman & Company, P.C.

         23.2     Consent of Greenberg Traurig LLP (contained in Exhibit 5.1)

         99.1     Consulting Agreement with Michael Price

         99.2     Consulting Agreement with Donald C. Carman

         99.4     Warrant Issued to Michael Price

Item 9.       Undertakings.

         The Company hereby undertakes that it will:

         (a)      File,   during   any  period  in  which  it  offers  or  sells
                  securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;


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


                  (iii)    Include   any   additional   or   changed    material
                           information on the plan of distribution;

                  provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13(a) or 15(b) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                 [Remainder of page intentionally left blank.]


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

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 12, 2002.

                                                ARMITEC, INC.


                                                 /s/ Bruce R. Davis
                                                 -------------------------------
                                                Bruce R. Davis, Chairman and CEO



         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bruce R. Davis his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


NAME                                 TITLE                   DATE

 /s/ Bruce R. Davis
-------------------    Chairman, CEO, Chief Financial     February 12     , 2002
Bruce R. Davis               Officer and Director      -------------------

 /s/ Sandra Davis
-------------------              Director                 February 12     , 2002
Sandra Davis                                           -------------------







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